EXHIBIT 99.(m)
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                        WILSHIRE VARIABLE INSURANCE TRUST

                                DISTRIBUTION PLAN


         Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Distribution Plan (the "Plan") has been adopted for each series (each a "Fund") of the Wilshire Variable Insurance Trust (the "Trust") by a majority of the members of the Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees") at a meeting called for the purpose of voting on this Plan.

         1. Compensation. The Trust will pay to PFPC Distributors, Inc. (the "Distributor") at the end of each calendar month a shareholder/distribution services fee computed at the annual rate of 0.25% of average daily net assets attributable to each Fund. The Distributor may compensate various financial service firms appointed by the Distributor ("Firms") in accordance with the provisions of the Trust's Underwriting Agreement (the "Underwriting Agreement") for the promotion and distribution of Fund shares and the provision of services to Fund shareholders. The Distributor may pay other commissions, fees or concessions to Firms, and may pay them to others in its discretion, in such amounts as the Distributor shall determine from time to time. The fee shall be based upon average daily net assets of a Fund. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the shareholder/distribution services fee set forth in Paragraph 1 hereof on the basis of the number of days that the Plan and any agreement related to the Plan are in effect during the month and year, respectively.

         2. Shareholder Approval. Implementation of the Plan is subject to shareholder approval.

         3. Periodic Reporting. The Distributor shall prepare reports for the Board on a quarterly basis for each Fund showing amounts paid to the various Firms, the amounts expended with respect to each Fund, the purposes for which such expenditures were made and such other information as from time to time shall be reasonably requested by the Board.

         4. Continuance. This Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose.

         5. Termination. This Plan may be terminated with respect to a Fund at any time without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of that Fund.

         6. Amendment. This Plan may not be amended to increase materially the amount to be paid to the Distributor by a Fund for shareholder/distribution services without the vote of a majority of the outstanding voting securities of that Fund. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Independent
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Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the Act.

         7. Selection of Non-Interested Trustees. So long as this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons.

         8. Legal Counsel for Non-Interested Trustees. So long as this Plan is in effect, any person who acts as legal counsel for the Trustees who are not interested persons of the Trust will be independent legal counsel.

         9. Recordkeeping. The Trust will preserve copies of this Plan, the Underwriting Agreement, and all reports made pursuant to Paragraph 3 above for a period of not less than six (6) years from the date of this Plan, the Underwriting Agreement, or any such report, as the case may be, the first two
(2) years in an easily accessible place.

         10. Limitation of Liability. Any obligation of the Trust hereunder shall be binding only upon the assets of each Fund and shall not be binding on any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustee or upon any shareholder.

         11. Definitions. The terms "independent legal counsel, "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

         12. Severability; Separate Action. If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for each Fund as the Act or the rules thereunder so require.

Dated:  September 30, 2004


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